Exhibit 99.1

Xerium Technologies

Q4 2010 Earnings Call

March 10, 2011 9:00 am ET

Operator

Ladies and gentlemen, welcome to Xerium Technologies Fourth Quarter 2010 Financial Results Conference Call on March 10, 2011. [Operator Instructions] I would now like to turn the conference over to Mr. Kevin McDougall, Xerium’s Executive Vice President and General Counsel. Please go ahead, sir.

Kevin McDougall

Thank you. And welcome to the Xerium Technologies fourth quarter 2010 financial results conference call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies; and Brian Fox, Interim Chief Financial Officer. Stephen will start the discussion this morning with an update on our progress and then we’ll provide further financial details with respect to the quarter. Subsequently, we will open the lines for questions.

Xerium Technologies results for the quarter were announced in a press release after market close on Wednesday, March 9, 2011. Notification of this call was broadly disclosed, and this conference call is being webcast using the link on the Investor Relations home page on our website at www.xerium.com. We have also posted a slide presentation on our website which we’ll refer to during this conference call.

I’d also note that we will make comments today about our future expectations, plans and prospects of the company that constitute forward-looking statements for the purposes of the Safe Harbor provision under the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in yesterday’s press release and in our SEC filings. The forward-looking statements represent our view as of today: March 10, 2011, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures such as Adjusted EBITDA that are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance, and therefore believe will assist you in better understanding of our company. Reconciliations of these measures to the comparable GAAP numbers are available on our press release and in other materials which are each posted in the Investor Relations section of our Web site at www.xerium.com. With that, I’ll turn the call over to Stephen.

Stephen Light

Thanks, Kevin. Good morning, ladies and gentlemen. Thank you for taking the time this morning to join us for Xerium Technologies fourth quarter and full year 2010 investor call. Our company continues to make measurable progress in the implementation of our three strategies: managing in a fiscally responsible manner; developing and introducing new products that our customers value; and maximizing the contribution of every person in the company. I look forward to describing this progress to you.

Last night, we published our earnings press release and posted a set of Powerpoint slides in the Investor Relations sector of our Xerium website, www.xerium.com. I’ll present my prepared remarks in concert with the posted slides. Investors and those considering making an investment are advised to read the disclaimer on Slide 2 at their convenience.

Consolidated bookings shown on Chart 3 remained essentially constant with the prior quarter at $142.7 million. Comparing this order intake rate to last year’s Q4 and adjusting for the significant shift in the exchange rate between the euro and the dollar, which was $1.48 per euro in Q4 of ‘09 and averaged $1.36 per euro in Q4 of ‘10, shows a bookings increase of 3%. That 3% real growth is what our factories will experience in the square meters and tons of Paper Machine Clothing and the pounds and kilograms of the Roll Coverings when those orders hit production.

You’ll note on the chart that December bookings were just slightly lower than October and November, recognizing the end of year holiday period. We believe that the year-over-year volume growth indicated by Q4’s bookings is more typical of normalized activity, and importantly is sustainable, whereas the rapid growth in the fourth quarter of 2009 and the first half of 2010 could be attributed to our customers’ replenishment of depleted Paper Machine Clothing inventories at their paper mills. Meanwhile, our Clothing backlog remained extremely strong, and our clothing factories are operating at their practical capacity.

On Chart 4, you see the Rolls bookings increased a very strong 7.4% from prior quarter, and 16.5% from the prior-year Q4. Adjusting for currency, rolls order intake actually rose 20.6%. My rolls team believes the end of year surge of Rolls orders was likely the result of mill managers who have been very frugal throughout the year, recognizing an opportunity for end of year spending. We were able to take advantage of this year-end opportunity provided by the market as a result of significant operational improvements in our Roll Cover plants, which have allowed us to shorten our lead time and increase our capacity without the incremental operating expenses. It is entirely likely that as a result of the strong fourth quarter volume, we pulled orders forward from Q1 2011. Nonetheless, we anticipate Q1’s order intake will be about normal, which is still quite acceptable to us.

Meanwhile, PMC orders shown on Chart 5 were 3.6% below the prior quarter and 7.6% below the prior year, even when adjusted for currency. At this time, we believe we have refilled the inventory shortage our customers had. Based on our survey data, and that of our various associations, paper company capacity utilization continues at high levels and their PMC inventory appears to have settled in at about 85% of the prior-peak inventory seen in November 2008. Our PMC backlog remains very robust, as we work to digest the extraordinary order recovery we experienced in the early quarters of 2010. In a few moments, I’ll speak about our good progress in resolving the production challenges we had last quarter, executing against this increased backlog. However, we are not done with these improvements. We know we must accelerate our efforts as we believe we’re losing potential orders owing to our large backlog and the resulting extension of delivery lead times.

Xerium sales for the quarter shown on chart 6 increased 6.4% sequentially from the third quarter of 2010. Quarter over prior-year quarter sales growth was 9.2%. Sales adjusted for exchange rates grew 11.6% compared to 2009’s fourth quarter. Year over prior-year quarter sales growth for Clothing and Rolls was 4.8% and 17.8%, respectively. When adjusted for exchange rate differences, the growth rates become 7.1% for PMC and 20.5% for rolls in the fourth quarter versus 2009 fourth quarter. The key drivers of this growth were our new product introductions, a recovering economy, inventory restocking by our customers, and increased penetration into underserved markets.

Chart 7 displays our Adjusted EBITDA results. Please take note of the footnote at the bottom of the slide, which describes our quarterly and LTM calculation methodology. Without currency adjustments, we ended the quarter at $35.3 million, increasing 119% over Q4 2009’s $16.1 million on revenue growth of $24.9 million, demonstrating significant volume leverage. The definition of Adjusted EBITDA in 2010 is different from the definition in the company’s pre-petition credit facility, which was used for 2009. Had the definition of Adjusted EBITDA for 2010 been in place for 2009, Adjusted EBITDA for the fourth quarter of ‘09 would have been $24.8 million rather than the $16.1 million I just mentioned. So our improvement would have still been a very solid 42.3%. Notwithstanding the foregoing, Adjusted EBITDA for the fourth quarter of ‘09 is fixed in the amended and restated credit facility under which we operate today at $24.6 million. A further comparison, our Adjusted EBITDA improved 21.2% sequentially quarter-over-quarter compared to Q3 2010. As you can tell from these results, we’re making measurable and most importantly, sustainable progress efficiently producing these higher sales volumes inside our plants. Our LTM Adjusted EBITDA reached $114.1 million at December 31, 2010. For those of you that compare our performance against our 2010 plan of reorganization, you will note that we exceeded that plan’s Adjusted EBITDA of $111.6 million by 2.2%.

Adjusting our full year performance for exchange rates in 2010 to those used in the creation of the plan of reorganization late in ‘09, increases our LTM Adjusted EBITDA to 118% or 5.7% better than the plan of reorganization for the full year.

Gross margin for the fourth quarter was 40.3% versus Q3’s 38.7% and 36.9% in 2009’s Q4. That’s a sequential quarter increase of 1.6 basis points or 4.1%. As I mentioned a moment ago, our operations teams are making good progress, smoothing out the flow to our plants at these higher production volumes. Looking back a few quarters to the end of the first half of the year, shows that the positive market response to our new products and our customers’ desires to rebuild PMC inventory, combined to overload our production capacity which we had reduced in anticipation of the recession. One example of these capacity trimming actions was the closure of our Australian Paper Machine Clothing factory in March 2009. We also furloughed many production and management employees elsewhere around the company.

When the market began a surprisingly rapid recovery late in ‘09 and early in 2010, we were faced with the choice of foregoing customer PMC orders and jeopardizing our hard-earned customer loyalty or using expensive overtime to quickly ramp up our outlook. We chose to fund the overtime while we monitored to see if the order bookings we were receiving were sustainable. Then as our view of the recovery became more certain, we made the decision to recall most of our furloughed PMC employees except in Australia. We also hired new employees at many of our PMC plants to increase capacity wherever practical. As these new employees join the company, they require training. These rapid capacity-adding actions disrupted the tempo and process flow of nearly all of our PMC plants. To help reduce this disruption and further isolate customers from any supply issues, which particularly impacted our press felts plants, we recalled a small number of our fully trained former Australian employees to operate a portion of the closed plant. In Q4, we realized the benefit of the recalled employees, the new employees progressing up their learning curve, the many process improvements we made during the slow period and the supplemental output from Australia. We also ordered and began to install additional equipment to increase PMC plant capacity primarily in, but not limited to, South America. As these capacity investments come online throughout 2011, we expect it will be sufficient to satisfy our customer needs without continued reliance upon Australia. All the Australian workers are on temporary status, and understand their assignment may end at any time. Meanwhile, we and our customers, appreciate the terrific job they are doing.

Despite these challenges and others faced by our operations team during the year, productivity as measured by 2010’s full year revenue per employee of $161,100, increased 6% from 2009’s $152,000. Our annualized Q4 revenue per employee achieved $169,400, and when adjusted for currency back to Q4 of 2009, we reached a very respectable $179,700. This is our best performance, and once again shows the leveraging impact of the increasing volume now that our cost structure has been so improved.

Moving on now to chart 8. You see that our efforts to convert our value selling process into better prices from our customers continues. I’m very pleased with the results our sales teams are delivering here, and they’re focus on making certain to couple advisory services to Clothing and Rolls product sales so that we sell on delivered value, not on price. Our ability to keep our pricing improving will be highly dependent on our ability to continue to develop new, high-performing products that achieve rapid customer acceptance. Our new products are consistently demonstrating the products which make a measurable improvement in the way our customers’ machines operate will quickly command market traction and deliver a premium price. Over the past quarters, I’ve spoken about the benefits of our SmartRoll™, dynamic sensing roll cover technology and our Impact press felt products have already delivered. Given our continued adherence to our strategy of new product introductions, which includes our pricing mix and production costs, and our belief that our highly engineered products are not a commodity, I expect the pricing in our markets to remain favorable for us for the foreseeable future. Our optimism here is also justified by the rational behaviors we’re seeing in our market versus what we experienced a few years ago. Now, that’s not to say that we are not or will not make occasional strategic pricing decisions, but in general, pricing has trended positively.

Clearly contributing to the improved pricing environment is our shifting product mix. While the metric I just discussed compares prices for similar pieces on a year-over-year basis, the increased popularity of our new products has lifted our entire market basket of prices. So, new product development and introduction will remain the key strategic initiative for Xerium in 2011 and beyond. Consolidated new product sales shown on chart 9 increased from $48.4 million in Q3 of 2010 to $57.6 million in Q4 of 2010, a 19% jump. New product sales represent 39.8% of total Q4 revenue, so we’re nearly halfway to our goal of 60% by the end of 2012 starting from 19% in 2008. As compared with Q3 2010, new product sales of Roll Covers increased 23.2% while new product sales of Paper Machine Clothing products increased 17.7%. As you can see from the chart, new product Paper Machine Clothing sales reached 47.7% of total PMC revenue, while new Roll Covers reached 26.2%. Rolls percentages lagged Clothing only to the longer life of the product and the less frequent opportunity to get a new product trial. I am absolutely convinced that these quarter-over-quarter increases validate our strategy of continuous investment in new products that our customers value, especially when coupled with the hands-on advisory services we provide to our customers and how best to apply them. I’m proud to tell you that several of our customers are helping fuel this new product adoption rate. Recently, we’ve been the beneficiary of customers making presentations at industry forums, regarding their successes with our new products. Most particularly, SmartRoll, which was one of our first new products since 2008.

As I have each quarter for the past year, I’d like to highlight one of these new product initiatives, which clearly demonstrates how we developed skills at listening to our customers’ needs. With energy costs on the rise once again, our customers are facing extraordinary pressures to reduce energy consumption. For those of you that are not paper industry experts, the energy consumed in a paper machine, the second largest operating expense behind the acquisition of fiber, can be roughly divided into about 2/3 for thermal drying and 1/3 for powering the machinery and pump. Over the past two years, we’ve focused our new products in the PMC area on reducing water content ahead of the dryer, commonly called dewatering, which serves to reduce thermal dryer energy consumption, while also improving sheet quality. This quarter’s featured new Paper Machine Clothing product is named EnerStar. EnerStar is the first of the new Xerium family of energy efficient forming fabric products that reduce the energy consumed in the paper machine related to moving the paper and the Paper Machine Clothing through the machine and operating the vacuum pumps that remove much of the water ahead of the dryer section. EnerStar’s energy cost reduction comes without a loss of forming fabric performance as we have worked closely, but very quietly, with a key yarn supplier to develop a low friction, long-life yarn product specifically for this purpose. Additionally, EnerStar yarns, when used in concert with our new EDC or engineered drainage channel forming fabric designs, reduce vacuum pump energy owing to EDC’s unique free flowing drainage process. EnerStar has completed a year of intensive customer trials, during which we incorporated many lessons learned to maximize energy savings. As a result of this work, we are now able to roll out EnerStar just when our customers were facing another increasingly negative pressure on their operating expenses, needing savings the most.

Now, let’s return to some additional financial metrics on chart 10. As it is consistent with our first strategy, we continue our tight control over SG&A expenses. In Q4, we spent $36.3 million or just 25.1% of total revenue. There was an offsetting gain of $1.3 million in this expense from a property sale in Brazil. So a more representative run rate would have been $37.5 million or 26% of revenue, marking a very good and continuous improvement when compared to Q3 2010 in which we recognized 26.9% of revenue, excluding restructuring expenses, and Q2 2010 when we spent 28.6% of revenue. As a reminder, to those comparing 2009 and 2010, this performance has been achieved even though at the beginning of 2010, the company reinstated its 401(k) matching contributions for U.S.-based employees and reinitiated merit increases after an 18-month freeze. Contributing to Q4’s improvement from the third quarter was the reduction in plant overtime and improved raw materials yield I mentioned earlier.

Looking at chart 11, you see year-end trade working capital as a percent of revenue improved from 25.3% in 2009 to 24.6% in 2010. We’re getting better at this, but the stress of increasing volume year-over-year by 9.6% and its temporary increasing effect on receivables has caused TWC, as a percent of revenue, to be higher than our best. Inventories increased slightly year-over-year from $78.2 million to $81.9 million, just 4.7%. Please note that increase is less than 1/2 of our 9.6% revenue increase, again showing our ability to leverage volume. Trapped cash, our measure of the opportunity for further TWC improvement on the balance sheet, increased from $45.9 million at the end of 2009 to $46.7 million at the end of 2010, primarily as a result of increased receivables which rose $9.7 million, reaching 62.3 days. That’s 12.3 days above our ultimate target of 50 days. I expect that as revenue growth stabilizes in the future to a more normal rate, receivable days will move toward compliance with our goal. Meanwhile, we are reinitiating our very successful 2009 inventory and receivables reduction focused Czar program in which we increased the focus by senior executives on plant level trade working capital. I’m confident we’ll steepen our improvement slope that we’ve had to date. Zero trapped cash remains our stretch target.

Moving on to chart 12, I have a few comments about CapEx. We remain on our plan to invest in the business with appropriate technology and for our identifiable capacity requirements. As I’ve previously said, our maintenance CapEx on average is approximately $16 million a year. This year, we invested $28 million or slightly more than $12 million above that level to upgrade and install new equipment.

By the early part 2011, we will have finally discharged all of our CapEx obligations dating back to our canceled 2007 Vietnam project. In Q4, we brought online some much-needed new equipment, as can be seen by our fourth quarter CapEx spending of $13.6 million. More new equipment is scheduled to come online throughout the first half of 2011 to further increase capacity to deliver our new products with shortened lead times, and to broaden the penetration of our world-leading spreader roll of remanufacturing and recovering business into Asia, where we currently have no repair or recovery capability.

Our year-end liquidity is very strong at $64 million, an increase from Q3’s $58.9 million, consisting of $38.7 million of unrestricted cash on our balance sheet, up from $32.5 million in Q3.

On chart 13, we show our total debt of $481.4 million, expressed at the exchange rates of December 31, 2009 [2010], which are the euro at $1.43 [$1.33] and the Canadian dollar at $0.96 [$1.00]. That is not the same amount as shown in our press release, owing to the change in the value of the euro and Canadian dollar against the U.S. dollar. We are current with all our debt service obligations, and believe we have ample headroom above all covenants.

Xerium earned $0.05 per share. Reducing this earnings per share was a $3.9 million impairment of a German deferred tax asset that we believe to be subject to possible forfeiture based on a recent European commission tax ruling with respect to a previously available restructuring exemption. Absent this inter-European governmental dispute, which was totally out of our hands, earnings in Q4 would have been $0.31 a share.

Today, you’ve heard me speak about a wide range of initiatives, the company has either already implemented or has underway. During recent investor meetings, I’ve been asked if there’s anything else to work on that could improve the bottom line faster than additional top line growth, which may be constrained by overall paper industry growth. I suppose the question really is, have we done all we can to maximize Xerium’s operational improvement and its financial performance? Is this the best we can do? Or is there more to come? And if there is, in what areas can we expect to see further improvements? These are insightful questions which I intend to respond to in the next few minutes. But before I give you an opportunity list, I remind you, we do not provide forward guidance. Therefore, I’ll not quantify the estimated value of any of these potential improvements.

I also want to note that over the past two years, much of the energy of the senior team and our various consultants has been directed to doing what we had to, to implement our first strategy, reducing our excessive debt burden. Now that we’ve done what we had to do, we can work on what we wanted to do to execute and build a better company. So with that said, what will we be working on over the next several years? Improvements are anticipated in both top line and bottom line as a result of our efforts to do the following:

Number one, expand our presence in the Asian market to which we do not enjoy our normal global market share, such as by installing a spreader roll rebuild facility in our existing roll plants.

Number two, continue the implementation of our market mix shift with increasing focus on higher grades of paper, including tissue, which has the highest growth rate of any of the common paper grades.

Number three, increase production yields, where 1% improvement in yield delivers $225,000 of adjusted EBITDA. We’ll do this through product standardization and further manufacturing process refinement.

Number four, improve plant productivity using many small initiatives to streamline internal flow by eliminating bottlenecks while carefully adding equipment to reduce lead times and cost.

Number five, improve our global capacity utilization as we continue to roll out our one factory, many roofs, no oceans operating strategy.

Number six, increase our market coverage of customers using non-woven press felts, where our new products such as Impact, are opening doors we have not been able to access previously.

Number seven, increase our sales per employee through training and workstation improvement, which will enable us to return to at least the full year sales per employee we enjoyed in 2008 of $171,000 versus this year’s $161,100.

Number eight, refinance our debt, which today has a blended interest rate of approximately 8.03% to a lower interest rate more in keeping with our improving credit quality.

Number nine, explore the opportunities we see in parallel markets that utilize large industrial filters and industrial rolls.

And finally, number 10, to capture opportunities we see, such as new pricing and transaction structures with our customers.

But none of these initiatives diminishes our laser focus on the new product introductions that improve our customers’ performance. I believe that Xerium’s future challenges lie in adhering to our simple three-element strategy that I defined at the opening of this call, and continually staying true to our mission of earning the highest customer loyalty in our served markets. If we are successful in achieving that singular mission in continuously improving our costs, I believe we’ll be successful in increasing the value of our company.

Now, just before I ask the operator to open the telephone line for your questions and comments, I’d like to update you on our recruiting activities for Xerium’s Chief Financial Officer. As I’ve told you previously, we retained an international recruiting firm to assist the company in this process. We have considered many qualified candidates. Today, we are at the shortlist phase of that process, and I hope to have much more to say about this very soon. Meanwhile, as I hope these results indicate, we continue to operate the company in a normal manner and are not impeded by this process.

Ladies and gentlemen, that concludes my prepared remarks for this morning. Kathy, I’d be ready to address questions from our audience.

Operator

[Operator Instructions] Our first question comes from the line of Kevin Cohen of Imperial Capital Markets.

Kevin Cohen

Stephen, I’m wondering if you could comment a little bit about the backlog trends you see in the different geographies? If you’ve seen any particular strength in North America or Europe or abroad versus those two geographies?

Stephen Light

Kevin, you know, we don’t provide detailed backlog information. What I can reiterate is that our Clothing plants are operating at their practical capacity. There isn’t really a lot more that we can put out until the new equipment comes on in the spring. Our Roll Cover plant backlog always is short because the Roll Covers cycle is now relatively quick. We can do rolls much faster than we could some months ago and customers are capitalizing on that. What I will tell you is, I think, we have ample work to keep our employees and our existing facilities quite busy into the future.

Kevin Cohen

And then in terms of the CapEx for 2011, what’s your sense as to maybe how much we spent debottlenecking to catch up with the backlogs.

Stephen Light

I haven’t viewed it in that — or looked at it quite in that manner. What I would tell you is that we expect to adhere to our plan of about 70% of depreciation out into the future and there is not much of a change in our maintenance CapEx. So the 70% is roughly $32 million. We’re going to do $16 on maintenance, we’re going to do $16 on other improvements.

Operator

Our next question comes from the line of Rick Hoss of Roth Capital Markets.

Richard Hoss

Do you have an NOL for us?

Stephen Light

I will reserve comments about the NOL until the 2010 10-K comes out, and we’re expecting to file that tonight or tomorrow. So you’ll have all of the detailed numbers available, but the NOL was protected by our use of the Chapter 11 restructuring process. So it is quite significant.

Richard Hoss

Okay. And then on the last conference call, there is discussion about $2.5 million of the fee amortization that was expected to hit in the fourth quarter this 4Q ‘10 but not continue into ‘11. Is that accurate?

Stephen Light

I believe what you’re referring to are the issues surrounding the swaps that we had done, and we are finished with that as will be reported in the K.

Richard Hoss

Okay. So when we think about modeling, next year’s interest expense as it stands today, sequentially, it should be down a given amount and then as far as the 2011 as a whole, I mean, we’re talking about maybe a $45 million range or higher? Lower?

Stephen Light

Well, Rick, for that answer, I would direct you to the Investor presentation on our Xerium website. There’s actually a page that compares the pre and post-reorganization cash service for our debt. And I think the answer you’re looking for is contained in there.

Richard Hoss

Okay. Yes, I think it says $46 million, but I guess the difference between that fourth quarter interest number and then the implied quarterly interest in ‘11, I don’t think it fully reflects a decrease of $2.5 million from the — or as you explained it earlier. Are there some other moving parts, some things that will increase into that $46 million?

Stephen Light

There is some amount of principal repayment in 2011.

Richard Hoss

Okay. So it’s not as simple as just say, this $2.5 million is not going to repeat and we’ll model it from that point?

Stephen Light

It seems to me its never quite as simple as it looks.

Richard Hoss

Okay. That’s fair. And then how much did the mix of rolls versus clothing helped gross margin in the fourth quarter? Did it at all?

Stephen Light

Not appreciatively. No. The businesses have very similar gross margin behavior.

Richard Hoss

Okay. So in other words, if we don’t see that mix continue into the first quarter, it’s not necessarily going to affect the gross line?

Stephen Light

I won’t give you any information about Q1 and what the revenue might or might not be.

Richard Hoss

Right. But I guess, the point being that, that the fourth quarter’s gross margin didn’t benefit from a higher mix of Rolls versus Clothing?

Stephen Light

No, it did not.

Richard Hoss

Okay. And then the tax rate, is this — when is this going to be cleaned up? I understand the write-down and how that affected the fourth quarter tax rate. If I exclude that, I’d get to a low 30% type of range. Is that going to be clean going forward or do we still expect to see impact on the GAAP type of tax line?

Stephen Light

Well, as I indicated this morning, there was a $3.9 million charge in tax, which is the result of the dispute between Germany and the economic — or the European commission responsible for taxes. We learned this morning that Germany is filing suit against the EC to overturn a ruling that caused us to post that $3.9 million. That’s certainly a wild card in the equation for 2011, whether the EC will (a) take it under consideration in a timely manner, (b) rule in the favor of Germany is all up for grabs. But I think the more important message on the tax side or the more important recognition is that we earn money in locations in which we don’t have NOLs and currently don’t earn enough in locations where we do have NOLs to make an appreciable difference in our tax rate. So something in the 30s is likely a rate that you could use.

Richard Hoss

That I can model in the first, second, third and fourth quarter versus the 90 that was in this quarter, 652 in the third quarter, et cetera?

Stephen Light

I think I probably said about that all that I’m going to – low- to mid-30s.

Operator

Our next question comes from the line of DeForest Hinman of Walthausen & Co.

DeForest Hinman

Hi, Stephen, I had a couple of questions. To start off, it looks like you’re trying to say that the Clothing business from the order perspective is kind of entering a more normalized, sustainable environment. It looks like 3% growth is kind of the number you have spoken about. But I thought it was interesting to see that if we total up all the orders for 2010, it’s about $384 million, yet the sales only were about $360 million. So there’s a $24 million spread there. And you talk about Clothing backlogs being up. Is that $24 million kind of the number I should be thinking of? And if it is, how quickly can we monetize that in 2011? That’s my first question.

Stephen Light

Okay. That’s a complicated one. I think the simple math of what you did is not unreasonable. We don’t publish backlog numbers. What I will tell you is that the combination of the recovery in the market and just outstanding, almost remarkable new product sales, have pushed our backlogs on clothing to beyond what we consider to be healthy levels. Hence, we are working very diligently to add capacity, which we expect to have up and running by midsummer, primarily in South America, but also in North America and Europe as well. The 3% run rate or 3% order growth rate that you’re seeing is not all we could do. And it is all we think we should do. And let me explain that. We don’t think it’s appropriate to take an order from a customer that we don’t think we can deliver in a reasonable period of time. So we are in the situation where owing to the success of the new products primarily, now that the inventory rebuild is behind us, we are having to tell customers that we’re unable to support them and that as capacity comes on, we will come back around to them. So the order bookings rate that you’re seeing particularly on the Clothing side is being constrained, artificially constrained. This is not reflective of the market appetite for our product. We could certainly book far more orders than we are, but I don’t think it’s appropriate as we work very hard to build trust and loyalty with our customers to mislead them into thinking that we’re going to give then a product when we’re physically unable to do that. So that’s a good news, bad news story. The bad news is that we don’t like to disappoint customers. The good news is that our factories are running as I indicated at their practical capacity, and we expect them to do that for the foreseeable future.

DeForest Hinman

And when you talk about the order rates being suppressed, is it more — there’s already equipment in place and we’re still kind of ramping up that learning curve? Or are we constrained in the sense that those machines we can only make so many felts on?

Stephen Light

Well, we are installing new equipment. We’re enlarging a building to house new equipment. We’re doing an awful lot that will give us incremental capacity by summer. But right now, we are running all the product we can. Our human productivity is coming up as I indicated in the call. The flow in the factory is smoothing out as people are getting used to running at these new higher levels. It’s an exciting time in our factories, but it is not the sort of the chaos, if you will, or maybe that’s an exaggeration. It’s not the challenge that we had in Q3, with so many new people, so much new demand coming online at once. Now, we’re really working down the curve to increase output and we are seeing capacity, we are seeing effective capacity increase every month. The big slug will come with the fire up or the startup of the new equipment that’s being installed now. But the new equipment is not running as of today. There’s more coming.

DeForest Hinman

Okay. And on the G&A expense line, I was trying to get a better understanding of what’s happening in the fourth quarter? It seems for two years now, we’ve kind of had a fairly low dollar number in the fourth quarter when we kind of strip out some of the one-time items around this $14.6 in 2009 and then $14.7 in the fourth quarter 2010. And then is that a higher level at the earlier part of the year? Is there seasonality in that expense line or is something else happening there that I’m missing?

Stephen Light

Well, it’s hard to strip out all of the costs associated with the challenges that we had in 2010 in the first half. You’ll recall that in the first half of 2010, we actually filed, it feels like a long time ago, but we actually went through 43-day Chapter 11, which caused us to divert management attention and spend quite a lot, not all of which we have been able to bucket into restructuring, if you will. So you would see a disproportionally higher amount of expense in the first half than the second half. I think what you’re really seeing is we’re getting our legs under us at this higher volume, and we’re beginning to get some operational improvements and operational productivity. And that affects not only the manufacturing people, it affects the salespeople. We’ve gotten some of the — many of the new products through the process and that whole new product development process is smoothing out to where the pipeline of products that we’re bringing on now is not as quite as challenging to us. If you’ll recall, in 2008, only 19% of revenue came from new product sales. And now we’re up just a smidge under 40%. So you can imagine the amount of organizational change, operational change that went on to creating that kind of turnaround, if you will, or that kind of change in direction. Now it’s proving to be very beneficial, and I think what you saw in Q4 was we’re getting more comfortable implementing the strategies that we’ve defined for the company.

DeForest Hinman

Okay. That’s helpful. And we’re real focused on the — as investors, on the balance sheet and the cash flow. And we were hopeful that we’d see some more progress on our target for the receivables, which I think you said is 50 days and our inventory turns of 60 days. And then you talked about both of those and it sounds like we took a little bit of the step back. Can you kind of help us think about those going forward over the next few quarters? And what you hope to achieve with those?

Stephen Light

Well, let’s deal specifically with the receivables. As the business goes up, as the business grows, naturally, your receivables increase. And so long as you’re on a growth curve, the receivable days will appear to push out. Once the business gets stabilized and everybody is paying on their normal, you would see us I think very close to our goal of 50 days. The surge in fourth quarter revenue has certainly contributed to that, as has the amount of business we are doing outside of the United States. Now you may be aware that typical receivable days in the Asian sphere is closer to 100, than it is to 50. So as our mix moves more toward the emerging markets, the pressure is on to keep the receivable days down. I am not at all uncomfortable with what happened with the receivables. The change in trade working capital was a few million dollars, of which $12.3 million was receivables. So trade working capital in terms of inventory and payables actually declined year-over-year on growing volume. So I’m pretty happy with that. I think we’re going in the right direction. However, as I said in the remarks, we still maintain zero trapped cash as our stretch target. To help us get to the stretch target, we are re-firing or restarting the Czar program, and that’s C-Z-A-R. We did that in 2009 and found it to be quite beneficial for us. We’re re-starting that — have already restarted that here in 2011. I expect we’re going to get the same kind of results out of it — there. And that was significant improvement in receivables, payables and inventory.

DeForest Hinman

And on the — so I guess, just to be clear, we’re not seeing a delay in paying from our customers in North America or Europe or South America?

Stephen Light

No. I can tell you that our within terms have improved over the year, as opposed to gone the other way. And let me just move back, in terms of progress, inventory rose 4.7%, but revenue grew 9.2%. So I think we leveraged very significantly there.

DeForest Hinman

Well, I just want to be clear because it’s reversal of trend in the sense that for the first three quarters of 2010, you had revenues rising and your inventories are falling. So my question, in addition to the comment is, what was moving the inventories up sequentially in the fourth quarter? Was it raw materials, work in progress or was it finished goods?

Stephen Light

I think we are trying to peel that onion, we are certainly out there trying to get sufficient raw materials to support the demand that we’re seeing in our factories. One of our challenges with deliveries last year was while we were up 9.2%, yarn suppliers were feeling that same thing. And they were struggling to bring their volume or their production rates up to match what we were doing. So we have been aggressive in accumulating yarn so as not to disappoint customers.

DeForest Hinman

Okay. And my last question is, can you kind of — you didn’t really talk about in your prepared comments, but can you kind of give us an update on your China initiatives. And on previous quarters you talked about maybe a JV or some type of transaction to give us increased penetration, but that commentary was kind of absent. So can you kind of update us on that?

Stephen Light

Partially. The company, last year, announced the formation of a memorandum of understanding with a Chinese supplier. We continue to maintain that memorandum of understanding under which we are purchasing fabrics and selling them in South Asia in markets that do not require the kind of quality that Xerium produces in its own factories. We’ve been pleased with the results of that process, we’re learning a lot about — we’re learning quite a lot about doing business in Asia. We’ve also seen very good Asian volume growth in our business. Now, we don’t break out regions, but you maybe — you perhaps have heard me speak publicly about the reason we terminated the Vietnam project, was that I felt we were building a factory and did not have adequate distribution already established or customer relationships. I believe, over the last two years, we have really resolved that issue. We are selling strongly into Asia. We are profitable in Asia. And I am optimistic about our prospects in Asia. Much beyond that though, I don’t think I’m prepared to remark on.

Operator

Our next question comes from the line of Ross Berner of Weintraub Capital.

Ross Berner

Could you talk a little bit about how we should look at incremental margins on revenue growth going forward?

Stephen Light

Ross, we haven’t publicly spoken about the volume impact or the leverageability, but we, of course, are benefiting — our margins are benefiting by the increasing pricing we’re getting for existing product. They’re benefiting from the higher prices we get for the new products replacing older products, and also from the reduced cost. We are very focused on driving margins, continuing to drive margins. This is the first time we’ve been over 40% in quite some time. I’m not going to tell you that we’re going to sustain that level every quarter. We certainly have our eye on the ball in terms of making sure that nothing gets out of control in the cost scenario. We did in Q3 — suffer in Q2 to Q3 of the year — suffer because of the high overtime that we were paying trying to expedite orders through the factory. And also, we suffered from incremental costs of people coming down their learning curve. Some of that, maybe even much of that is behind us, but as we bring on the new equipment, you will see us add additional and people and also go through the equipment learning curve that would be common there. So I can’t — I won’t predict where the margins are going to go, but I will give you assurance that we are paying a great deal of attention to it.

Ross Berner

Okay. And can you give us any sense on any metrics to look at how — what the cost of bringing back some of these the furloughed workers were and the inefficiencies that came by as a result of that? The incremental cost associated with that?

Stephen Light

I don’t think I can give you any specifics on that. I would encourage you to look at the change in margin quarter-over-quarter and the trend in margin as the year developed. The question I’ve been asked frequently is what’s the story with Australia. Are you going to reopen it, is there a big cost there? And the answers is, it is not our intention to reopen that factory. We are keeping the workforce very small, all of the employees there are temporary contract employees, they are not Xerium our Huyck.Wagner employees. Huyck.Wagner is the brand name that we use there. So whatever costs those were, were embedded in 2010 and they’re behind us.

Ross Berner

Ok, congratulations on the quarter. Nice job.

Operator

The next question comes from the line of John Korber of Bennett.

John Korber

The previous person kind of asked the question which I was really trying to get out of you, Steve, which was the — you did talk about overtime and ramping up. And what was the dollar amount assigned? And then you said go to the margins, but could you be — I might as well try again. What was the ballpark amount of dollars that were spent on inefficiencies?

Stephen Light

John, I can’t answer that question for you.

John Korber

Okay.

Stephen Light

I can’t for two reasons. One, I don’t want to disclose it. And second is I have not looked at it.

John Korber

Okay. The second question is, I believe in your prepared remarks you did talk about the potential that you have drawn forward from sales out of the first quarter in the fourth quarter on Rolls. Can you talk to us about what that number might be?

Stephen Light

I don’t think I can quantify it for you, but it was clear to us that there were a lot of last-minute orders that came in. And because of our ability to turn Rolls as quickly as we’ve learned how to do over the last couple of years, we were able to satisfy that. Years ago, earlier in my career, I had the good fortune to be a maintenance manager in a manufacturing plant, and the logic that goes on in a maintenance manager’s mind is that if he has unspent budget, he knows he isn’t going to get it back in the next year because he’s already got his budgets committed. He has little motivation to carry anything over one year to the next. So he looks around and says is there some place I can spend this in a hurry? And we know that there have been and continue to be a large number of rolls that are out of machines, needing recovering that have been held for financial reasons. Even though they’re really not serviceable to go back into the machine, they’ve just tried to — the mills have just tried to delay the payment or delayed spending the money. And I think we saw some of that, whether it was a million dollars or a couple of million dollars, it’s hard for me to assess. Notwithstanding any of that, we turn the orders very quickly. We are conservative in our view of the market. And when something really good like that happens, we’re always wondering what the offsetting consequence might be. So the reason you heard my remark is that I don’t want anybody to come away thinking fourth quarter is the new normal. Fourth quarter was a very good quarter for the company. A lot of things went right in the quarter. Not everything, but a lot of things went right in the quarter. We certainly strive to repeat that and to go beyond that and would hope to be successful in doing it. But we shouldn’t have an unreasonable or unrealistic expectation that we will defy gravity from here on out.

John Korber

Okay. And also in your prepared remarks, I don’t know that I wrote this down properly, you talked about real growth being 3%, and that would be volume real growth. Is that in both lines of business?

Stephen Light

That’s about right in both lines. We think that the real growth in the market, setting aside currency, which certainly screws up the ability to measure accurately, we think the real growth is GDP, maybe GDP plus 1/2, or GDP plus one.

John Korber

Now when you talk about your capacity increasing, because you’re right now at physical capacity utilization. What type of increase given that there’s going to be some lead time and it’s only going to come on in the second half of the year. But from where you are today, what kind of capacity increase is, when everything is up and running, is budgeted in the new equipment that has been ordered or is being installed?

Stephen Light

Well, let me answer that a couple of ways. First, that competitive, sensitive information, we’re all watching — all of us are watching each other in what we’re doing in terms of volume additions. I think the best way to say it is that we think that we can — we are adding sufficient capacity to reduce our lead times down to something more acceptable. Now, what you’re likely trying to do is model how much revenue might change following the incremental capacity. And I’m afraid I’m not going to help you with that.

John Korber

All right. Well, as has been said before, good quarter. Keep up the good work.

Operator

And our last and follow-up question comes from the line of Kevin Cohen of Imperial Capital.

Kevin Cohen

Just a quick follow-up. A lot of companies have been talking about cost inflation pressures in 2011. Do you think that presents a material challenge for Xerium? And if so, in what areas?

Stephen Light

Great question, Kevin. The primary raw ingredient in clothing ultimately feeds back to two major items. The first item is petroleum, and we all know what’s going on with petroleum. And the second is, as odd as it sounds, are castor beans because castor oil is an ingredient in one of the high-temperature nylons that we provide particularly for fabrics being run in difficult applications in the dryers section of machines. Obviously, the rise in oil prices and unrelated but coordinate or coincident rise in castor oil pricing is going to put pressure on our raw materials. We’ve accounted for that as we look forward. We do have long-term supply agreements with our yarn suppliers, but there is certainly no way to isolate Xerium from the increase, the total amount of the increase. We will have — we have sharing ratios in the contracts. Contracts have been renewed, so we feel good about the ability to receive the amount of product we want. I think it’s also important to recognize that in 2008 when energy prices spiked the last time, suppliers to the paper industry put in energy-related surcharges. And generally, those surcharges which were in the range of 4% to 5%, stuck. I mean they worked. And as soon as the prices headed down, the energy prices headed down, those surcharges went away. We will continue to be resourceful in finding ways to transfer to the customers and those costs that we can. But we are paying a lot of attention to the price of oil, particularly as it relates to what’s going on in the Middle East right now.

Kevin Cohen

That’s very helpful. Thanks and good luck in 2011.

Stephen Light

Ladies and gentlemen, fellow investors, I thank you for the excellent questions and your attendance on our call today. And I very much look forward to speaking to you about our Q1 earnings progress in May of this year. Thank you very much, and goodbye.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a great day.